Exhibit 23.3

WSP Australia Pty Limited (“WSP”)

Level 27, 680 George Street, Sydney, NSW, 2000, Australia

CONSENT OF QUALIFIED PERSON

Regarding (i) the technical report summary titled How Mine S-K 1300 Technical Report Summary with an effective date of 31 December 2025; (ii) the technical report summary titled Redwing Mine S-K 1300 Technical Report Summary with an effective date of 31 December 2023, and (iii) the technical report summary titled Mazowe Mine S-K 1300 Technical Report Summary with an effective date of 31 December 2023, in each case as signed and certified by WSP Australia Pty Limited (collectively, the “Technical Report Summaries”), WSP hereby states that it is the QP Firm responsible for the preparation of those Technical Report Summaries.

Furthermore, WSP confirms that:

(a)	It consents to the public filing by Namib Minerals of the Technical Report Summaries with the United States Securities and Exchange Commission;

(b)	the document that the Technical Report Summaries support is the Registration Statement on Form F-1 of Namib Minerals (as may be amended or supplemented, the “Document”);

(c)	it consents to the use of its name in the Document, to any quotation from or summarization in the Document of the Technical Report Summaries, and to the filing of each Technical Report Summary as an exhibit to the Document; and

(d)	it has read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summaries.

Dated at Melbourne, Australia this 1st of April 2026.

Signature of Qualified Firm:

WSP Australia Pty Limited

/s/ Colin McVie
Colin McVie
Technical Director Mine Advisory